EXHIBIT 99.1
Press Release

FOR IMMEDIATE RELEASE

For further information:
Brad Burke - Investors	Steve Iaco - Media
214.863.3100	212.984.6535
Brad.Burke@cbre.com	Steven.Iaco@cbre.com

CBRE GROUP, INC. REPORTS FINANCIAL RESULTS FOR THIRD-QUARTER 2023
•GAAP EPS Declined 56% to $0.61
•Core EPS Declined 36% to $0.72

Dallas, TX – October 27, 2023 — CBRE Group, Inc. (NYSE:CBRE) today reported financial results for the third quarter ended September 30, 2023.

Consolidated Financial Results Overview
The following table presents highlights of CBRE performance (dollars in millions, except per share data; totals may not add due to rounding):

			% Change
	Q3 2023	Q3 2022	USD	LC (1)
Operating Results
Revenue	$7,868	$7,530	4.5%	3.4%
Net revenue (2)	4,430	4,623	(4.2)%	(5.1)%
GAAP net income	191	447	(57.3)%	(57.1)%
GAAP EPS	0.61	1.38	(55.6)%	(55.4)%
Core adjusted net income (3)	226	365	(38.2)%	(37.9)%
Core EBITDA (4)	436	606	(28.1)%	(28.5)%
Core EPS (3)	0.72	1.13	(35.7)%	(35.4)%

Cash Flow Results
Cash flow provided by operations	$382	$754	(49.3)%
Less: Capital expenditures	76	64	18.6%
Free cash flow (5)	$306	$690	(55.6)%

CBRE Press Release
October 27, 2023

“Commercial real estate capital markets remained under significant pressure in the third quarter. As a result, we experienced a sustained slowdown in property sales and debt financing activity, which drove the decline in core earnings-per-share. This decline was exacerbated by delays in harvesting development assets which we will sell when market conditions improve,” said Bob Sulentic, president and chief executive officer of CBRE.

“Over the last several quarters, we have detailed the increased importance of our resilient and secularly favored businesses. These businesses saw continued solid growth in the third quarter, led by Global Workplace Solutions.”

Mr. Sulentic continued: “Interest rates have increased more than 100 basis points since we reported second quarter results 90 days ago, continuing the sharpest rise in rates in nearly 40 years. The unexpected jump in rates has pushed back the capital markets recovery.”

In light of the continuing challenges in the real estate capital markets, CBRE now expects 2023 core earnings-per-share to decrease by mid-30%, compared with a 20% to 25% decline anticipated when the company reported second quarter 2023 results 90 days ago. The reduced outlook is almost entirely attributable to the company’s interest-rate sensitive businesses. The company believes 2023 will be the trough for earnings.

Advisory Services Segment
The following table presents highlights of the Advisory Services segment performance (dollars in millions; totals may not add due to rounding):

			% Change
	Q3 2023	Q3 2022	USD		LC
Revenue	$2,013	$2,434	(17.3)%		(17.6)%
Net revenue	1,992	2,415	(17.5)%		(17.9)%
Segment operating profit (6)	277	424	(34.6)%		(34.4)%
Segment operating profit on revenue margin (7)	13.8%	17.4%	(3.6	pts)	(3.5	pts)
Segment operating profit on net revenue margin (7)	13.9%	17.6%	(3.6	pts)	(3.5	pts)

Note: all percent changes cited are vs. third-quarter 2022, except where noted.

Property Leasing
•Global leasing revenue declined 16% (17% local currency), slightly below expectations. The current-quarter decline was against a 14% increase in the third quarter of 2022.
•Leasing revenue fell in the Americas by 21% (same local currency) and in EMEA by 11% (16% local currency). In APAC, leasing surged 18% (22% local currency).
•Economic uncertainty continued to delay occupier leasing decisions, particularly for large office and industrial deals.

Capital Markets
•Sales revenue fell 38% (39% local currency) as buyers and sellers paused amid sharply rising interest rates.

CBRE Press Release
October 27, 2023

•In the Americas, sales revenue fell 41% (same local currency) while EMEA declined by 47% (50% local currency) and APAC by 12% (7% local currency). Japan countered the trend with robust sales growth.
•Global mortgage origination revenue slumped 18% (same local currency), with most debt capital sources remaining on the sidelines. U.S. loan origination volume was down with all private and public sector capital sources.

Other Advisory Business Lines
•Loan servicing revenue rose 4% (3% local currency). Excluding prepayment fees, loan servicing revenue increased 10% year-over-year. The servicing portfolio was largely unchanged from the second quarter at approximately $396 billion, a 13% increase over the prior year.
•Property management net revenue edged up 1% (flat local currency), led by growth in the Americas.
•Valuations revenue declined 8% (9% local currency), as financial institutions reduced their activity due to lower financing activity, most notably in the U.S.

Global Workplace Solutions (GWS) Segment
The following table presents highlights of the GWS segment performance (dollars in millions; totals may not add due to rounding):

			% Change
	Q3 2023	Q3 2022	USD		LC
Revenue	$5,649	$4,844	16.6%		15.2%
Net revenue	2,231	1,956	14.1%		12.6%
Segment operating profit	251	219	14.5%		13.1%
Segment operating profit on revenue margin	4.4%	4.5%	(0.1	pts)	(0.1	pts)
Segment operating profit on net revenue margin	11.3%	11.2%	0.1	pts	0.1	pts

Note: all percent changes cited are vs. third-quarter 2022, except where noted.

•Facilities management net revenue increased 14% (12% local currency), driven by significant new business and existing client expansions.
•Project management net revenue increased 15% (13% local currency), driven by robust growth in the Turner & Townsend and GWS Local businesses.
•The pipeline reached a record high with pursuits across a diverse mix of sectors, notably industrial & logistics, healthcare and energy, including first-generation outsourcers.
Real Estate Investments (REI) Segment
The following table presents highlights of the REI segment performance (dollars in millions):

			% Change
	Q3 2023	Q3 2022	USD	LC
Revenue	$210	$258	(18.4)%	(20.9)%
Segment operating profit	7	59	(88.9)%	(89.1)%

CBRE Press Release
October 27, 2023

Note: all percent changes cited are vs. third-quarter 2022, except where noted.

Real Estate Development
•Development operating loss(8) totaled $22.1 million, reflecting a delay in asset sales amid the uncertain capital markets environment.
•The in-process portfolio ended third-quarter 2023 at $15.4 billion, in line with second-quarter 2023. The pipeline increased $1.7 billion during the quarter to $14.5 billion.(9)

Investment Management
•Revenue decreased 7% (9% local currency) while asset management fees slipped 3% (6% local currency).
•Operating profit fell 33% (35% local currency) to $29.2 million, driven primarily by co-investment mark-to-market losses and lower incentive fees during the period.
•Assets Under Management (AUM) totaled $144.2 billion, a decrease of $3.4 billion from second-quarter 2023. The decrease was driven by both lower asset values and adverse foreign currency movement, partly offset by modest net inflows.
Corporate and Other Segment

•Non-core operating loss totaled $12 million, primarily due to the net unfavorable fair value adjustment of the company’s investment in Altus Power, Inc. (NYSE:AMPS), reflecting a decline in the share price during the quarter.
•Core corporate operating loss increased 3%, or roughly $3 million, driven by higher salary and benefits expenses, partially offset by lower incentive compensation expense.

CBRE Press Release
October 27, 2023

Capital Allocation Overview
•Free Cash Flow – During the third quarter of 2023, free cash flow was $306 million. This reflected cash provided by operating activities of $382 million, less total capital expenditures of $76 million (10).
•Stock Repurchase Program – The company repurchased approximately 6.2 million shares for $516 million ($83.03 average price per share) during the third quarter of 2023. There was approximately $1.5 billion of capacity remaining under the company’s authorized stock repurchase program as of September 30, 2023.
•Acquisitions and Investments – During the third quarter, CBRE completed two in-fill acquisitions, one in Advisory Services and one in GWS, totaling $8 million in cash and deferred consideration.
Leverage and Financing Overview
•Leverage – CBRE’s net leverage ratio (net debt (11) to trailing twelve-month core EBITDA) was 1.04x as of September 30, 2023, which is substantially below the company’s primary debt covenant of 4.25x. The net leverage ratio is computed as follows (dollars in millions):

As of
September 30, 2023
Total debt	$3,474
Less: Cash (12)	1,252
Net debt (11)	$2,222

Divided by: Trailing twelve-month Core EBITDA	$2,139

Net leverage ratio	1.04x

•Liquidity – As of September 30, 2023, the company had approximately $4.3 billion of total liquidity, consisting of approximately $1.3 billion in cash, plus the ability to borrow an aggregate of approximately $3.0 billion under its revolving credit facilities, net of any outstanding letters of credit.

CBRE Press Release
October 27, 2023

Conference Call Details
The company’s third quarter earnings webcast and conference call will be held today, Friday, October 27, 2023 at 8:30 a.m. Eastern Time. Investors are encouraged to access the webcast via this link or they can click this link beginning at 8:15 a.m. Eastern Time for automated access to the conference call.
Alternatively, investors may dial into the conference call using these operator-assisted phone numbers: 877.407.8037 (U.S.) or 201.689.8037 (International). A replay of the call will be available starting at 1:00 p.m. Eastern Time on October 27, 2023. The replay is accessible by dialing 877.660.6853 (U.S.) or 201.612.7415 (International) and using the access code: 13740790#. A transcript of the call will be available on the company's Investor Relations website at https://ir.cbre.com.
About CBRE Group, Inc.
CBRE Group, Inc. (NYSE:CBRE), a Fortune 500 and S&P 500 company headquartered in Dallas, is the world’s largest commercial real estate services and investment firm (based on 2022 revenue). The company has more than 115,000 employees (excluding Turner & Townsend employees) serving clients in more than 100 countries. CBRE serves a diverse range of clients with an integrated suite of services, including facilities, transaction and project management; property management; investment management; appraisal and valuation; property leasing; strategic consulting; property sales; mortgage services and development services. Please visit our website at www.cbre.com. We routinely post important information on our website, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in the Investor Relations section of our website at https://ir.cbre.com. Accordingly, investors should monitor such portion of our website, in addition to following our press releases, Securities and Exchange Commission filings and public conference calls and webcasts.
Safe Harbor and Footnotes
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the economic outlook, the company’s future growth momentum, operations and business outlook. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this press release. Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, the company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: disruptions in general economic, political and regulatory conditions and significant public health events, particularly in geographies or industry sectors where our business may be concentrated; volatility or adverse developments in the securities, capital or credit markets, interest rate increases and conditions affecting the value of real estate assets, inside and outside the United States; poor performance of real estate investments or other conditions that negatively impact clients’ willingness to make real estate or long-term contractual commitments and the cost and availability of capital for investment in real estate; foreign currency fluctuations and changes in currency restrictions, trade sanctions and import/export and transfer pricing rules; our ability to compete globally, or in specific geographic markets or business segments that are material to us; our ability to identify, acquire and integrate accretive businesses; costs and potential future capital requirements relating to businesses we may acquire; integration challenges arising out of companies we may acquire; increases in unemployment and general slowdowns in commercial activity; trends in pricing and risk assumption for commercial real estate services; the effect of significant changes in capitalization rates across different property types; a reduction by companies in their reliance on outsourcing for their commercial real estate needs, which would affect our revenues and operating performance; client actions to restrain project spending and reduce outsourced staffing levels; our ability to further diversify our revenue model to offset cyclical economic trends in the commercial real estate industry; our ability to attract new occupier and investor clients; our ability to retain major clients and renew related contracts; our ability to leverage our global services platform to maximize and sustain long-term cash flow; our ability to continue investing in our platform and client service offerings; our ability to maintain expense discipline; the emergence of disruptive business models and technologies; negative publicity or harm to our brand and reputation; the failure by third parties to comply with service level

CBRE Press Release
October 27, 2023

agreements or regulatory or legal requirements; the ability of our investment management business to maintain and grow assets under management and achieve desired investment returns for our investors, and any potential related litigation, liabilities or reputational harm possible if we fail to do so; our ability to manage fluctuations in net earnings and cash flow, which could result from poor performance in our investment programs, including our participation as a principal in real estate investments; the ability of our indirect subsidiary, CBRE Capital Markets, Inc., to periodically amend, or replace, on satisfactory terms, the agreements for its warehouse lines of credit; declines in lending activity of U.S. GSEs, regulatory oversight of such activity and our mortgage servicing revenue from the commercial real estate mortgage market; changes in U.S. and international law and regulatory environments (including relating to anti-corruption, anti-money laundering, trade sanctions, tariffs, currency controls and other trade control laws), particularly in Asia, Africa, Russia, Eastern Europe and the Middle East, due to the level of political instability in those regions; litigation and its financial and reputational risks to us; our exposure to liabilities in connection with real estate advisory and property management activities and our ability to procure sufficient insurance coverage on acceptable terms; our ability to retain, attract and incentivize key personnel; our ability to manage organizational challenges associated with our size; liabilities under guarantees, or for construction defects, that we incur in our development services business; variations in historically customary seasonal patterns that cause our business not to perform as expected; our leverage under our debt instruments as well as the limited restrictions therein on our ability to incur additional debt, and the potential increased borrowing costs to us from a credit-ratings downgrade; our and our employees’ ability to execute on, and adapt to, information technology strategies and trends; cybersecurity threats or other threats to our information technology networks, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; our ability to comply with laws and regulations related to our global operations, including real estate licensure, tax, labor and employment laws and regulations, fire and safety building requirements and regulations, as well as data privacy and protection regulations and ESG matters, and the anti-corruption laws and trade sanctions of the U.S. and other countries; changes in applicable tax or accounting requirements; any inability for us to implement and maintain effective internal controls over financial reporting; the effect of implementation of new accounting rules and standards or the impairment of our goodwill and intangible assets; and the performance of our equity investments in companies that we do not control.
Additional information concerning factors that may influence the company’s financial information is discussed under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Cautionary Note on Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2022, our latest quarterly report on Form 10-Q, as well as in the company’s press releases and other periodic filings with the Securities and Exchange Commission (SEC). Such filings are available publicly and may be obtained on the company’s website at www.cbre.com or upon written request from CBRE’s Investor Relations Department at investorrelations@cbre.com.
The terms “net revenue,” “core adjusted net income,” “core EPS,” “business line operating profit,” “segment operating profit on revenue margin,” “segment operating profit on net revenue margin,” “core EBITDA,” “net debt” and “free cash flow,” all of which CBRE uses in this press release, are non-GAAP financial measures under SEC guidelines, and you should refer to the footnotes below as well as the “Non-GAAP Financial Measures” section in this press release for a further explanation of these measures. We have also included in that section reconciliations of these measures in specific periods to their most directly comparable financial measure calculated and presented in accordance with GAAP for those periods.
Totals may not sum in tables in millions included in this release due to rounding.

Note: We have not reconciled the (non-GAAP) core earnings per share forward-looking guidance included in this release to the most directly comparable GAAP measure because this cannot be done without unreasonable effort due to the variability and low visibility with respect to costs related to acquisitions, carried interest incentive compensation and financing costs, which are potential adjustments to future earnings. We expect the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.

(1)Local currency percentage change is calculated by comparing current-period results at prior-period exchange rates versus prior-period results.
(2)Net revenue is gross revenue less costs largely associated with subcontracted vendor work performed for clients. These costs are reimbursable by clients and generally have no margin.

CBRE Press Release
October 27, 2023

(3)Core adjusted net income and core earnings per diluted share (or core EPS) exclude the effect of select items from GAAP net income and GAAP earnings per diluted share as well as adjust the provision for income taxes and impact on non-controlling interest for such charges. Adjustments during the periods presented included non-cash depreciation and amortization expense related to certain assets attributable to acquisitions and restructuring activities, certain carried interest incentive compensation (reversal) expense to align with the timing of associated revenue, the impact of fair value adjustments to real estate assets acquired in the acquisition of Telford Homes plc in 2019 (the Telford acquisition) (purchase accounting) that were sold in the period, costs incurred related to legal entity restructuring, write-off of financing costs on extinguished debt, integration and other costs related to acquisitions, asset impairments, provision associated with Telford’s fire safety remediation efforts, and costs associated with efficiency and cost-reduction initiatives. It also removes the fair value changes and related tax impact of certain strategic non-core non-controlling equity investments that are not directly related to our business segments (including venture capital “VC” related investments).
(4)Core EBITDA represents earnings, inclusive of non-controlling interest, before net interest expense, write-off of financing costs on extinguished debt, income taxes, depreciation and amortization, asset impairments, adjustments related to certain carried interest incentive compensation expense (reversal) to align with the timing of associated revenue, fair value adjustments to real estate assets acquired in the Telford acquisition (purchase accounting) that were sold in the period, costs incurred related to legal entity restructuring, integration and other costs related to acquisitions, provision associated with Telford’s fire safety remediation efforts, and costs associated with efficiency and cost-reduction initiatives. It also removes the fair value changes, on a pre-tax basis, of certain strategic non-core non-controlling equity investments that are not directly related to our business segments (including venture capital “VC” related investments).
(5)Free cash flow is calculated as cash flow provided by operations, less capital expenditures (reflected in the investing section of the consolidated statement of cash flows).
(6)Segment operating profit is the measure reported to the chief operating decision maker (CODM) for purposes of making decisions about allocating resources to each segment and assessing performance of each segment. Segment operating profit represents earnings, inclusive of non-controlling interest, before net interest expense, write-off of financing costs on extinguished debt, income taxes, depreciation and amortization and asset impairments, as well as adjustments related to the following: certain carried interest incentive compensation expense (reversal) to align with the timing of associated revenue, fair value adjustments to real estate assets acquired in the Telford acquisition (purchase accounting) that were sold in the period, costs incurred related to legal entity restructuring, and integration and other costs related to acquisitions, provision associated with Telford’s fire safety remediation efforts, and costs associated with efficiency and cost-reduction initiatives.
(7)Segment operating profit on revenue and net revenue margins represent segment operating profit divided by revenue and net revenue, respectively.
(8)Represents line of business profitability/losses, as adjusted.
(9)The development portfolio definitions have been refined to better reflect projects that are actively under construction. The primary change is that the definition of in-process now only includes projects that have started construction whereas the prior definition included projects that were under our control with construction expected to start within 12 months. A full explanation, including historical values under the new definitions, is available in the supplemental materials on CBRE’s investor relations website.
(10)For the three months ended September 30, 2023, the company incurred capital expenditures of $76.3 million (reflected in the investing section of the condensed consolidated statement of cash flows) and received tenant concessions from landlords of $1.2 million (reflected in the operating section of the condensed consolidated statement of cash flows).
(11)Net debt is calculated as total debt (excluding non-recourse debt) less cash and cash equivalents.
(12)Cash represents cash and cash equivalents (excluding restricted cash).

CBRE Press Release
October 27, 2023

CBRE GROUP, INC.
OPERATING RESULTS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue:
Net revenue	$4,430,113	$4,622,836	$13,088,412	$13,801,424
Pass through costs also recognized as revenue	3,437,933	2,906,710	9,910,613	8,832,333
Total revenue	7,868,046	7,529,546	22,999,025	22,633,757

Costs and expenses:
Cost of revenue	6,396,824	5,934,490	18,582,733	17,740,668
Operating, administrative and other	1,058,043	1,080,316	3,355,758	3,335,131
Depreciation and amortization	149,161	142,136	465,038	453,527
Asset impairments	—	—	—	36,756
Total costs and expenses	7,604,028	7,156,942	22,403,529	21,566,082

Gain on disposition of real estate	5,417	1,746	17,738	200,564

Operating income	269,435	374,350	613,234	1,268,239

Equity (loss) income from unconsolidated subsidiaries	(13,361)	233,972	120,817	396,011
Other income (loss)	13,628	7,844	21,714	(13,529)
Interest expense, net of interest income	38,206	19,957	109,603	51,301
Write-off of financing costs on extinguished debt	—	1,862	—	1,862
Income before provision for income taxes	231,496	594,347	646,162	1,597,558
Provision for income taxes	30,551	142,667	113,991	259,691
Net income	200,945	451,680	532,171	1,337,867
Less: Net income attributable to non-controlling interests	10,392	5,041	23,322	11,609
Net income attributable to CBRE Group, Inc.	$190,553	$446,639	$508,849	$1,326,258

Basic income per share:
Net income per share attributable to CBRE Group, Inc.	$0.62	$1.40	$1.64	$4.07
Weighted average shares outstanding for basic income per share	307,854,518	319,827,769	309,716,456	325,705,500

Diluted income per share:
Net income per share attributable to CBRE Group, Inc.	$0.61	$1.38	$1.62	$4.01
Weighted average shares outstanding for diluted income per share	312,221,133	324,742,584	313,944,855	330,558,314

Core EBITDA	$435,602	$605,839	$1,471,714	$2,256,494

CBRE Press Release
October 27, 2023

CBRE GROUP, INC.
SEGMENT RESULTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2023
(in thousands, totals may not add due to rounding)
(Unaudited)

	Three Months Ended September 30, 2023

	Advisory Services	Global Workplace Solutions	Real Estate Investments	Corporate (1)	Total Core	Other	Total Consolidated
Revenue:
Net revenue	$1,992,244	$2,231,343	$210,375	$(3,849)	$4,430,113	$—	$4,430,113
Pass through costs also recognized as revenue	20,589	3,417,344	—	—	3,437,933	—	3,437,933
Total revenue	2,012,833	5,648,687	210,375	(3,849)	7,868,046	—	7,868,046

Costs and expenses:
Cost of revenue	1,253,382	5,103,834	42,822	(3,214)	6,396,824	—	6,396,824
Operating, administrative and other	496,641	302,304	153,742	105,104	1,057,791	252	1,058,043
Depreciation and amortization	65,151	66,937	2,964	14,109	149,161	—	149,161
Total costs and expenses	1,815,174	5,473,075	199,528	115,999	7,603,776	252	7,604,028

Gain on disposition of real estate	3	—	5,414	—	5,417	—	5,417

Operating income (loss)	197,662	175,612	16,261	(119,848)	269,687	(252)	269,435

Equity income (loss) from unconsolidated subsidiaries	752	329	(3,645)	(1)	(2,565)	(10,796)	(13,361)
Other income (loss)	11,102	867	(395)	2,583	14,157	(529)	13,628
Add-back: Depreciation and amortization	65,151	66,937	2,964	14,109	149,161	—	149,161
Adjustments:
Integration and other costs related to acquisitions	—	5,858	—	—	5,858	—	5,858
Carried interest incentive compensation reversal to align with the timing of associated revenue	—	—	(8,570)	—	(8,570)	—	(8,570)
Costs incurred related to legal entity restructuring	—	—	—	3,650	3,650	—	3,650
Costs associated with efficiency and cost-reduction initiatives	2,558	1,666	—	—	4,224	—	4,224
Total segment operating profit (loss)	$277,225	$251,269	$6,615	$(99,507)		$(11,577)	$424,025

Core EBITDA					$435,602

_______________
(1)Includes elimination of inter-segment revenue.

CBRE Press Release
October 27, 2023

CBRE GROUP, INC.
SEGMENT RESULTS—(CONTINUED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2022
(in thousands, totals may not add due to rounding)
(Unaudited)

	Three Months Ended September 30, 2022

	Advisory Services	Global Workplace Solutions	Real Estate Investments	Corporate (1)	Total Core	Other	Total Consolidated
Revenue:
Net revenue	$2,414,634	$1,956,196	$257,738	$(5,732)	$4,622,836	$—	$4,622,836
Pass through costs also recognized as revenue	19,167	2,887,543	—	—	2,906,710	—	2,906,710
Total revenue	2,433,801	4,843,739	257,738	(5,732)	7,529,546	—	7,529,546

Costs and expenses:
Cost of revenue	1,501,276	4,360,311	57,967	14,936	5,934,490	—	5,934,490
Operating, administrative and other	516,270	281,783	194,480	87,756	1,080,289	27	1,080,316
Depreciation and amortization	72,867	57,105	3,911	8,253	142,136	—	142,136
Total costs and expenses	2,090,413	4,699,199	256,358	110,945	7,156,915	27	7,156,942

Gain on disposition of real estate	21	—	1,725	—	1,746	—	1,746

Operating income (loss)	343,409	144,540	3,105	(116,677)	374,377	(27)	374,350

Equity income from unconsolidated subsidiaries	3,514	645	50,300	(1)	54,458	179,514	233,972
Other income (loss)	511	2,690	(493)	2,604	5,312	2,532	7,844
Add-back: Depreciation and amortization	72,867	57,105	3,911	8,253	142,136	—	142,136
Adjustments:
Integration and other costs related to acquisitions	—	7,716	—	—	7,716	—	7,716
Carried interest incentive compensation reversal to align with the timing of associated revenue	—	—	(6,161)	—	(6,161)	—	(6,161)
Impact of fair value adjustments to real estate assets acquired in the Telford acquisition (purchase accounting) that were sold in period	—	—	(1,300)	—	(1,300)	—	(1,300)
Costs incurred related to legal entity restructuring	—	—	—	893	893	—	893
Costs associated with efficiency and cost-reduction initiatives	3,501	6,710	617	8,101	18,929	—	18,929
Provision associated with Telford’s fire safety remediation efforts	—	—	9,479	—	9,479	—	9,479
Total segment operating profit (loss)	$423,802	$219,406	$59,458	$(96,827)		$182,019	$787,858

Core EBITDA					$605,839
_______________
(1)Includes elimination of inter-segment revenue.

CBRE Press Release
October 27, 2023

CBRE GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	September 30, 2023	December 31, 2022
Assets:
Cash and cash equivalents	$1,252,101	$1,318,290
Restricted cash	100,963	86,559
Receivables, net	5,707,977	5,326,807
Warehouse receivables (1)	1,010,659	455,354
Contract assets	503,070	529,106
Income taxes receivable	251,179	133,438
Property and equipment, net	851,739	836,041
Operating lease assets	998,733	1,033,011
Goodwill and other intangibles, net	7,025,822	7,061,088
Investments in unconsolidated subsidiaries	1,316,395	1,317,705
Other assets, net	2,668,779	2,415,990

Total assets	$21,687,417	$20,513,389

Liabilities:
Current liabilities, excluding debt and operating lease liabilities	$5,955,826	$6,915,857
Warehouse lines of credit (which fund loans that U.S. Government Sponsored Enterprises have committed to purchase) (1)	994,119	447,840
Revolving credit facility	673,000	178,000
Senior term loans, net	735,208	—
5.950% senior notes, net	973,275	—
4.875% senior notes, net	597,222	596,450
2.500% senior notes, net	490,150	489,262
Current maturities of long term debt	—	427,792
Other debt	4,795	42,914
Operating lease liabilities	1,298,535	1,309,976
Other long-term liabilities	1,504,398	1,499,566

Total liabilities	13,226,528	11,907,657

Equity:
CBRE Group, Inc. stockholders' equity	7,684,016	7,853,273
Non-controlling interests	776,873	752,459

Total equity	8,460,889	8,605,732

Total liabilities and equity	$21,687,417	$20,513,389

_______________
(1)Represents loan receivables, the majority of which are offset by borrowings under related warehouse line of credit facilities.

CBRE Press Release
October 27, 2023

CBRE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$532,171	$1,337,867
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	465,038	453,527
Amortization of financing costs	3,887	6,537
Gains related to mortgage servicing rights, premiums on loan sales and sales of other assets	(78,816)	(132,938)
Gain on disposition of real estate assets	(17,738)	—
Asset impairments	—	36,756
Net realized and unrealized (gains) losses, primarily from investments	(3,757)	29,046
Provision for doubtful accounts	12,701	11,501
Net compensation expense for equity awards	73,016	123,812
Equity income from unconsolidated subsidiaries	(120,817)	(396,011)
Distribution of earnings from unconsolidated subsidiaries	188,886	369,511
Proceeds from sale of mortgage loans	7,081,001	10,696,971
Origination of mortgage loans	(7,610,859)	(10,559,591)
Increase (decrease) in warehouse lines of credit	546,279	(100,937)
Tenant concessions received	7,760	9,140
Purchase of equity securities	(10,739)	(15,779)
Proceeds from sale of equity securities	9,833	27,387
(Increase) decrease in real estate under development	(269)	59,116
Increase in receivables, prepaid expenses and other assets (including contract and lease assets)	(227,619)	(375,359)
Decrease in accounts payable and accrued expenses and other liabilities (including contract and lease liabilities)	(293,364)	(132,424)
Decrease in compensation and employee benefits payable and accrued bonus and profit sharing	(668,781)	(375,180)
Increase in net income taxes receivable/payable	(164,526)	(129,514)
Other operating activities, net	(96,667)	(128,629)
Net cash (used in) provided by operating activities	(373,380)	814,809

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(211,267)	(160,996)
Acquisition of businesses, including net assets acquired and goodwill, net of cash acquired	(170,211)	(60,131)
Contributions to unconsolidated subsidiaries	(105,407)	(322,127)
Acquisition and development of real estate assets	(103,251)	—
Proceeds from disposition of real estate assets	55,599	—
Investment in VTS	—	(100,432)
Distributions from unconsolidated subsidiaries	27,873	46,720
Other investing activities, net	(30,465)	(6,783)
Net cash used in investing activities	(537,129)	(603,749)

CBRE Press Release
October 27, 2023

	Nine Months Ended September 30,
	2023	2022

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility	3,836,000	283,000
Repayment of revolving credit facility	(3,341,000)	—
Proceeds from senior term loans	748,714	—
Repayment of senior term loans	(437,497)	—
Proceeds from notes payable on real estate	60,149	25,904
Repayment of notes payable on real estate	(38,648)	(22,514)
Proceeds from issuance of 5.950% senior notes	975,253	—
Repurchase of common stock	(645,869)	(1,404,394)
Acquisition of businesses (cash paid for acquisitions more than three months after purchase date)	(126,589)	(31,525)
Units repurchased for payment of taxes on equity awards	(53,857)	(35,162)
Non-controlling interest contributions	1,992	1,293
Non-controlling interest distributions	(1,504)	(740)
Other financing activities, net	(70,821)	(28,583)
Net cash provided by (used in) financing activities	906,323	(1,212,721)
Effect of currency exchange rate changes on cash and cash equivalents and restricted cash	(47,599)	(315,069)

NET DECREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(51,785)	(1,316,730)
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, AT BEGINNING OF PERIOD	1,404,849	2,539,781
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, AT END OF PERIOD	$1,353,064	$1,223,051

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$127,829	$68,878
Income tax payments, net	$383,408	$507,557

CBRE Press Release
October 27, 2023

Non-GAAP Financial Measures
The following measures are considered “non-GAAP financial measures” under SEC guidelines:
(i)Net revenue
(ii)Core EBITDA
(iii)Business line operating profit/loss
(iv)Segment operating profit on revenue and net revenue margins
(v)Free cash flow
(vi)Net debt
(vii)Core net income attributable to CBRE Group, Inc. stockholders, as adjusted (which we also refer to as “core adjusted net income”)
(viii)Core EPS
These measures are not recognized measurements under United States generally accepted accounting principles (GAAP). When analyzing our operating performance, investors should use these measures in addition to, and not as an alternative for, their most directly comparable financial measure calculated and presented in accordance with GAAP. Because not all companies use identical calculations, our presentation of these measures may not be comparable to similarly titled measures of other companies.
Our management generally uses these non-GAAP financial measures to evaluate operating performance and for other discretionary purposes. The company believes these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods and may be useful for investors to analyze our financial performance because they eliminate the impact of selected charges that may obscure trends in the underlying performance of our business. The company further uses certain of these measures, and believes that they are useful to investors, for purposes described below.
With respect to net revenue, net revenue is gross revenue less costs largely associated with subcontracted vendor work performed for clients. We believe that investors may find this measure useful to analyze the company’s overall financial performance because it excludes costs reimbursable by clients that generally have no margin, and as such provides greater visibility into the underlying performance of our business.
With respect to Core EBITDA, business line operating profit/loss, and segment operating profit on revenue and net revenue margins, the company believes that investors may find these measures useful in evaluating our operating performance compared to that of other companies in our industry because their calculations generally eliminate the accounting effects of acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions, the effects of financings and income tax and the accounting effects of capital spending. All of these measures may vary for different companies for reasons unrelated to overall operating performance. In the case of Core EBITDA, this measure is not intended to be a measure of free cash flow for our management’s discretionary use because it does not consider cash requirements such as tax and debt service payments. The Core EBITDA measure calculated herein may also differ from the amounts calculated under similarly titled definitions in our credit facilities and debt instruments, which amounts are further adjusted to reflect certain other cash and non-cash charges and are used by us to determine compliance with financial covenants therein and our ability to engage in certain activities, such as incurring additional debt. The company also uses segment operating profit and core EPS as significant components when measuring our operating performance under our employee incentive compensation programs.
With respect to free cash flow, the company believes that investors may find this measure useful to analyze the cash flow generated from operations after accounting for cash outflows to support operations and capital expenditures. With respect to net debt, the company believes that investors use this measure when calculating the company’s net leverage ratio.

CBRE Press Release
October 27, 2023

With respect to core EBITDA, core EPS and core adjusted net income, the company believes that investors may find these measures useful to analyze the underlying performance of operations without the impact of strategic non-core equity investments (Altus Power, Inc. and certain other investments) that are not directly related to our business segments. These can be volatile and are often non-cash in nature.
Core net income attributable to CBRE Group, Inc. stockholders, as adjusted (or core adjusted net income), and core EPS, are calculated as follows (in thousands, except share and per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Net income attributable to CBRE Group, Inc.	$190,553	$446,639	$508,849	$1,326,258

Plus / minus:
Non-cash depreciation and amortization expense related to certain assets attributable to acquisitions and restructuring activities	40,653	39,462	130,088	120,679
Integration and other costs related to acquisitions	5,858	7,716	60,436	24,046
Carried interest incentive compensation (reversal) expense to align with the timing of associated revenue	(8,570)	(6,161)	(2,050)	9,200
Impact of fair value adjustments to real estate assets acquired in the Telford acquisition (purchase accounting) that were sold in period	—	(1,300)	—	(4,447)
Costs incurred related to legal entity restructuring	3,650	893	3,649	12,814
Asset impairments	—	—	—	36,756
Write-off of financing costs on extinguished debt	—	1,862	—	1,862
Net fair value adjustments on strategic non-core investments	11,577	(182,019)	44,095	7,964
Impact of adjustments on non-controlling interest	(8,380)	(8,208)	(26,818)	(25,497)
Costs associated with efficiency and cost-reduction initiatives	4,224	18,929	144,781	18,929
Provision associated with Telford’s fire safety remediation efforts	—	9,479	—	46,984
Tax impact of adjusted items, tax benefit attributable to legal entity restructuring, and strategic non-core investments	(13,633)	38,061	(89,414)	(136,836)

Core net income attributable to CBRE Group, Inc., as adjusted	$225,932	$365,353	$773,616	$1,438,712

Core diluted income per share attributable to CBRE Group, Inc., as adjusted	$0.72	$1.13	$2.46	$4.35

Weighted average shares outstanding for diluted income per share	312,221,133	324,742,584	313,944,855	330,558,314

CBRE Press Release
October 27, 2023

Core EBITDA is calculated as follows (in thousands, totals may not add due to rounding):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Net income attributable to CBRE Group, Inc.	$190,553	$446,639	$508,849	$1,326,258
Net income attributable to non-controlling interests	10,392	5,041	23,322	11,609
Net income	200,945	451,680	532,171	1,337,867

Adjustments:
Depreciation and amortization	149,161	142,136	465,038	453,527
Asset impairments	—	—	—	36,756
Interest expense, net of interest income	38,206	19,957	109,603	51,301
Write-off of financing costs on extinguished debt	—	1,862	—	1,862
Provision for income taxes	30,551	142,667	113,991	259,691
Integration and other costs related to acquisitions	5,858	7,716	60,436	24,046
Carried interest incentive compensation (reversal) expense to align with the timing of associated revenue	(8,570)	(6,161)	(2,050)	9,200
Impact of fair value adjustments to real estate assets acquired in the Telford acquisition (purchase accounting) that were sold in period	—	(1,300)	—	(4,447)
Costs incurred related to legal entity restructuring	3,650	893	3,649	12,814
Costs associated with efficiency and cost-reduction initiatives	4,224	18,929	144,781	18,929
Provision associated with Telford’s fire safety remediation efforts	—	9,479	—	46,984
Net fair value adjustments on strategic non-core investments	11,577	(182,019)	44,095	7,964
Core EBITDA	$435,602	$605,839	$1,471,714	$2,256,494
Core EBITDA for the trailing twelve months ended September 30, 2023 is calculated as follows (in thousands):

Trailing Twelve Months Ended September 30, 2023

Net income attributable to CBRE Group, Inc.	$589,960
Net income attributable to non-controlling interests	28,303
Net income	618,263

Adjustments:
Depreciation and amortization	624,600
Asset impairments	21,957
Interest expense, net of interest income	127,300
Write-off of financing costs on extinguished debt	—
Provision for income taxes	88,530
Impact of fair value adjustments to real estate assets acquired in the Telford acquisition (purchase accounting) that were sold in period	(668)
Costs incurred related to legal entity restructuring	4,283
Integration and other costs related to acquisitions	77,092
Carried interest incentive compensation reversal to align with the timing of associated revenue	(15,479)
Costs associated with efficiency and cost-reduction initiatives	243,388
Provision associated with Telford’s fire safety remediation efforts	138,937
Net fair value adjustments on strategic non-core investments	211,283

Core EBITDA	$2,139,486

CBRE Press Release
October 27, 2023

Revenue includes client reimbursed pass-through costs largely associated with employees that are dedicated to client facilities and subcontracted vendor work performed for clients. Reimbursement related to subcontracted vendor work generally has no margin and has been excluded from net revenue. Reconciliations are shown below (dollars in thousands):

	Three Months Ended September 30,
	2023	2022
Consolidated
Revenue	$7,868,046	$7,529,546
Less: Pass through costs also recognized as revenue	3,437,933	2,906,710
Net revenue	$4,430,113	$4,622,836

	Three Months Ended September 30,
	2023	2022
Property Management Revenue
Revenue	$464,958	$458,292
Less: Pass through costs also recognized as revenue	20,589	19,167
Net revenue	$444,369	$439,125

	Three Months Ended September 30,
	2023	2022
GWS Revenue
Revenue	$5,648,687	$4,843,739
Less: Pass through costs also recognized as revenue	3,417,344	2,887,543
Net revenue	$2,231,343	$1,956,196

	Three Months Ended September 30,
	2023	2022
Facilities Management Revenue
Revenue	$3,843,347	$3,671,930
Less: Pass through costs also recognized as revenue	2,388,507	2,390,405
Net revenue	$1,454,840	$1,281,525

	Three Months Ended September 30,
	2023	2022
Project Management Revenue
Revenue	$1,805,340	$1,171,809
Less: Pass through costs also recognized as revenue	1,028,837	497,138
Net revenue	$776,503	$674,671
Below represents a reconciliation of REI business line operating profitability/loss to REI segment operating profit (in thousands):

	Three Months Ended September 30,
Real Estate Investments	2023	2022
Investment management operating profit	$29,196	$43,578
Global real estate development operating (loss) profit	(22,086)	17,381
Segment overhead (and related adjustments)	(495)	(1,501)
Real estate investments segment operating profit	$6,615	$59,458